
                                                         EXHIBIT 12

                         3M Company and Subsidiaries
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
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                         Nine Months
                            Ended
                           Sep. 30,  Year    Year    Year    Year    Year
(Dollars in millions)        2003    2002    2001    2000    1999    1998
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
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest, extraordinary
  loss and cumulative effect
  of accounting change*     $2,719  $3,005  $2,186  $2,974  $2,880  $1,952
Add:
Interest expense                83     100     143     127     125     139
Interest component of the
  ESOP benefit expense          10      16      18      19      21      29
Portion of rent under
  operating leases
  representative of the
  interest component            33      40      39      39      37      41
Less: Equity in undistributed
  income of 20-50% owned
  companies                      6      10       5      10       4       4
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TOTAL EARNINGS AVAILABLE
  FOR FIXED CHARGES         $2,839  $3,151  $2,381  $3,149  $3,059  $2,157
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FIXED CHARGES
Interest on debt                76     100     150     141     135     139
Interest component of the
  ESOP benefit expense          10      16      18      19      21      29
Portion of rent under
  operating leases
  representative of the
  interest component            33      40      39      39      37      41

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TOTAL FIXED CHARGES         $  119  $  156  $  207  $  199  $  193  $  209
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RATIO OF EARNINGS TO
  FIXED CHARGES               23.9    20.2    11.5    15.8    15.8    10.3
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
<F1>
*Nine months ended September 30, 2003, includes a $93 million pre-tax loss related to an adverse ruling associated with a lawsuit filed by LePage's Inc. Year 2002 and year 2001 special items include net pre-tax losses of $202 million and $504 million, respectively, primarily related to the restructuring; 2000 includes net pre-tax losses of $23 million related to special items;
1999 includes net pre-tax gains of $100 million relating to special items that include gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges; 1998 includes pre-tax restructuring charges of $493 million.

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